                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                                   P-Com, Inc.
                                   -----------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
                    -----------------------------------------
                         (Title of Class of Securities)

                                    693262107
                                    ---------
                                 (Cusip Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


-----------------------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 693262107                   13G                      Page 2 of 5 Pages
--------------------------------------------------------------------------------

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 1.   NAME OF REPORTING PERSON

      Woodmont Investments Limited
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                          2,428,571
      NUMBER OF    -------------------------------------------------------------
       SHARES        6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            0
        EACH       -------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
       PERSON
        WITH              2,428,571
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,428,571
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.6%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  693262107                  13G                Page  3  of   5   Pages

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

Item 1.

      (a). Name of Issuer:

                  P-Com, Inc.

      (b). Address of Issuer's Principal Executive Offices:

                  3175 S. Winchester Blvd.
                  Campbell, CA 95008

Item 2.

      (a). Name of Person Filing:

                  Woodmont Investments Limited

      (b). Address of Principal Business Office or, if None, Residence:

                  c/o Insinger Trust (BVI) Ltd.
                  P.O. Box 438
                  Road Town, Tortola
                  British Virgin Islands

      (c). Citizenship:

                  British Virgin Islands

      (d). Title of Class of Securities:

                  Common Stock, par value $0.0001 per share

      (e). CUSIP Number:

                  693262107

Item 3. If this statement is filed pursuant to Rule 13d-1(b)(2), or 13d-2(c), check whether the person filing is a:

                  Not applicable.

CUSIP NO.  693262107                  13G                  Page  4  of  5  Pages

Item 4.   Ownership.

      (a)   Amount Beneficially Owned:

                 2,428,571

      (b)   Percent of Class:

                 6.6%

      (i)   Sole power to vote or to direct the vote:                  2,428,571

      (ii)  Shared power to vote or to direct the vote:                        0

      (iii) Sole power to dispose or to direct the disposition of:     2,428,571

      (iv)  Shared power to dispose or to direct the disposition of:           0

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not applicable.

Item 8.   Identification and Classification of Members of a Group.

            Not applicable.

Item 9.   Notice of Dissolution of Group.

            Not applicable.

CUSIP NO.  693262107                  13G                  Page  5  of  5  Pages


Item 10.  Certification.

               (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      February 13, 2003
                                      ------------------------------------------
                                      Date

                                      WOODMONT INVESTMENTS LIMITED

                                      By:  /s/ Jay G. Goldman
                                          --------------------------------------
                                          Name: Jay G. Goldman
                                          Title: Portfolio Manager